                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule
                 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                         TRM CORPORATION
      ----------------------------------------------------------------------------------
                       (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                TRM CORPORATION

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 21, 2000

                            ------------------------

To Our Shareholders:

    The annual meeting of the shareholders of TRM Corporation, an Oregon corporation (the "Company"), will be held on WEDNESDAY, JUNE 21, 2000 AT
9:00 A.M. at the Kingstad Meeting Centers, 5933 NE Win Sivers Drive, Portland, Oregon 97207, for the following purposes:

    1.  To elect four members of the Board of Directors for three-year terms.

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    All shareholders are invited to attend the meeting. Holders of record of the Company's Common Stock at the close of business on April 12, 2000 are entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          Shami Patel
                                          SECRETARY

Portland, Oregon
May 1, 2000

--------------------------------------------------------------------------------

    YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please promptly sign and date your enclosed proxy and return it in the postage paid envelope.

    A shareholder who completes and returns the proxy and subsequently attends the meeting may elect to vote in person, since a proxy may be revoked at any time before it is voted. Retention of the proxy is not necessary for admission to the meeting.

--------------------------------------------------------------------------------

                                PROXY STATEMENT

    The enclosed proxy is solicited by the Board of Directors of TRM Corporation (the "Company") for use at the 2000 Annual Meeting of Shareholders ("the Annual Meeting") to be held on WEDNESDAY, JUNE 21, 2000 AT 9:00 A.M. at the Kingstad Meeting Centers, 5933 NE Win Sivers Drive, Portland, Oregon 97207, and at any adjournments thereof.

    The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of the proxy statement, form of proxy and any other material furnished to the shareholders by the Company in connection with the annual meeting. In addition to the solicitation of proxies by mail, employees of the Company may also solicit proxies by telephone and personal contact. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from brokers and other nominees at an estimated cost of $3,500. The Company's Annual Report to Shareholders covering the year ended December 31, 1999, which includes financial statements, is being mailed to shareholders together with these proxy materials on or about May 1, 2000.

    Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while attending the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid proxies will be voted at the meeting in accordance with the instructions given. A shareholder may strike the names of the persons designated as proxies on the enclosed proxy and insert names of his or her own choosing. If no instructions are given, the proxies will be voted for the election of the nominees for director. At the meeting, the presence in person or by proxy of the holders of a majority of the shares issued and outstanding will constitute a quorum for the transaction of business.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    The Company's outstanding voting securities consist of Common Stock ("Common Stock") and Series A Preferred Stock ("Series A Preferred"). The record date for determining holders of Common Stock and Series A Preferred entitled to vote at the Annual Meeting is April 12, 2000. On that date, there were 7,074,440 shares of Common Stock and 1,777,778 shares of Series A Preferred outstanding, each entitled to one vote per share, voting together as one class. Neither the Common Stock nor the Series A Preferred has cumulative voting rights. Each share of Series A Preferred is convertible into 0.7499997 shares of Common Stock.

    The following table sets forth certain information regarding the beneficial ownership as of March 1, 2000 (unless indicated otherwise) of the Common Stock (and the Series A Preferred on an as-converted basis) by (i) each person known by the Company to own beneficially more than five percent of the Common Stock,
(ii) each director or person nominated to become a director of the Company,
(iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                                          SHARES
         BENEFICIAL OWNER                      ADDRESS             BENEFICIALLY OWNED(1)   PERCENT(2)
----------------------------------  -----------------------------  ---------------------   ----------
Daniel G. Cohen(3)                  1521 Locust Street, 4th Floor        2,805,085            29.4%
                                    Philadelphia, PA 19102

ReadyCash Investment                1521 Locust Street, 4th Floor        2,435,079            25.6%
  Partners, L.P.(4)                 Philadelphia, PA 19102

Safeco Corporation(5)               4333 Brooklyn Ave., NE               1,280,850            18.1%
                                    Seattle, WA 98185

Laifer Capital                      45 West 45th Street, 9th             1,326,963            17.8%
  Management, Inc.(6)               Floor
                                    New York, NY 10036

                                                                          SHARES
         BENEFICIAL OWNER                      ADDRESS             BENEFICIALLY OWNED(1)   PERCENT(2)
----------------------------------  -----------------------------  ---------------------   ----------
Frederick O. Paulsell(7)            1325 4th Avenue, Suite 1900            897,962            12.5%
                                    Seattle, WA 98101

Edwin S. Chan(8)                    c/o 5208 N.E. 122nd Avenue             504,618             7.1%
                                    Portland, OR 97230-1074

Marcia W. Zech(9)                   3041 60th Avenue, S.E.                 475,430             6.7%
                                    Mercer Island, WA 98040

Dimensional Fund                    1299 Ocean Avenue, 11th Floor          435,400             6.2%
  Advisors, Inc.(10)                Santa Monica, CA 90401

FBR Financial Fund II, L.P.(11)     1001 Nineteenth Street North           421,035             5.6%
                                    Arlington, VA 22209

Edward E. Cohen(12)                 1521 Locust Street, 4th Floor          302,368             4.3%
                                    Philadelphia, PA 19102

Frederic P. Stockton                c/o 5208 N.E. 122nd Avenue             209,601             2.9%
                                    Portland, OR 97230-1074

Paul M. Brown                       c/o 5208 N.E. 122nd Avenue             101,746             1.4%
                                    Portland, OR 97230-1074

Danial J. Tierney                   c/o 5208 N.E. 122nd Avenue              63,131               *
                                    Portland, OR 97230-1074

Shami Patel                         c/o 5208 N.E. 122nd Avenue              40,000               *
                                    Portland, OR 97230-1074

Kathleen O. Hoogerhuis              c/o 5208 N.E. 122nd Avenue              14,589               *
                                    Portland, OR 97230-1074

Joel R. Mesznik                     470 Main Street, Suite 315              10,500               *
                                    Ridgefield, CT 06877

Kent A. Godfrey                     611 Mission Street, 7th Floor            8,000               *
                                    San Francisco, CA 94105

Joseph G. Denton                    Lincoln Plaza                            5,000               *
                                    500 North Akard, Suite 4170
                                    Dallas, TX 75201

Debbi Hurd Baptist                  10744 Willow Oaks Drive                  5,000               *
                                    Mitchellville, MD 20721

Kenneth L. Tepper                   1 Lincoln Plaza                          5,000               *
                                    1535 Locust Street
                                    Philadelphia, PA 19102

Directors and executive officers                                         2,650,050            31.9%
  as a group (15 persons)

------------------------

   * Represents less than 1 percent.

 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC"), and includes voting power and dispositive power with respect to shares. Shares are held with sole voting and dispositive power unless otherwise indicated. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage for the person holding such options, but are not deemed outstanding for computing the percentage for any other person. The numbers of shares that may be obtained upon exercise of options that are currently exercisable or exercisable within 60 days of March 1, 2000 are as follows:
     Mr. Edward Cohen 27,500 shares; Mr. Daniel Cohen 37,500 shares; Mr. Joel Mesznik 7,500 shares; Mr. Kenneth Tepper 5,000 shares; Mr. Kent Godfrey 5,000 shares; Ms. Debbi Hurd Baptist 5,000 shares; Mr. Joseph Denton 5,000 shares; Mr. Shami Patel 40,000 shares; Ms. Kathleen Hoogerhuis 14,000 shares; Mr. Frederick Paulsell 107,500 shares; Mr. Frederic Stockton 200,000 shares; Mr. Paul Brown 100,000 shares; Mr. Tierney 60,000 shares; and all executive officers and directors as a group, 618,500 shares.

 (2) Assumes the exercise of solely that individual's options or warrants, or conversion of solely that party's Series A Preferred, and issuance by the Company of the related number of shares of Common Stock.

 (3) Consists of shares that are beneficially owned by ReadyCash Investment Partners, L.P. ("ReadyCash"), 142,572 shares which Mr. Cohen has informed the Company he acquired, 189,934 shares owned by a partnership of which Daniel Cohen and his father, Edward Cohen, are partners, and 37,500 shares which are represented by options which are exercisable within 60 days of March 31, 2000. Mr. Daniel Cohen is the majority shareholder and an officer and director of the general partner of ReadyCash. Under current SEC rules, Mr. Cohen may be deemed to be the beneficial owner of shares owned by ReadyCash.

 (4) Represents the number of shares that may be acquired within 60 days pursuant to ReadyCash's (i) right to convert its Series A Preferred into shares of Common Stock and (ii) right to exercise its warrant to purchase shares of Common Stock. This information is based upon a Schedule 13D dated March 31, 2000 and filed with the SEC, reporting that ReadyCash had
     (i) sole voting power with respect to 1,252,541 shares and (ii) sole dispositive power with respect to 199,641 shares. ReadyCash's holdings consist of 550,266 shares of Series A Preferred which are convertible into 412,699 shares of Common Stock, and warrants to purchase 199,641 shares of Common Stock. ReadyCash's beneficial ownership also includes 769,839 shares of Common Stock held by ReadyCash under a three-year irrevocable proxy given by third parties to vote the shares, and 1,052,900 shares of Common Stock held by ReadyCash under a three-year irrevocable proxy given by Laifer Capital Management to vote the shares. These proxies terminate on the earlier of June 24, 2001 or the conversion of the Series A Preferred into Common Stock.

 (5) This information is based upon a Schedule 13G dated February 19, 2000 and filed with the SEC, disclaiming beneficial ownership of these shares. The shares are beneficially owned by registered investment companies for which a subsidiary of Safeco Corporation serves as an adviser. Because of its ownership or control of one or more investment companies which directly own shares, Safeco Corporation may be considered an indirect beneficial owner of these shares.

 (6) This information is based upon a Schedule 13D filed with the SEC on January 13, 1999, reporting that Laifer Capital Management, Inc. ("Laifer") had (i) sole voting power with respect to 809,970 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 809,970 shares and shared dispositive power with respect to an additional 516,992 shares. The shares beneficially owned by Laifer include 694,062 shares beneficially owned by Laifer in its capacity as general partner of and investment adviser to Hilltop Partners, L.P. and 632,900 shares beneficially owned by Laifer in its capacity as investment adviser to various other clients. Laifer's holding is comprised of 950,400 shares of Common Stock, 313,228 shares of Series A Preferred which are convertible into 234,921 shares of Common Stock, and warrants to purchase 141,642 shares of Common Stock. Laifer has granted an irrevocable proxy to ReadyCash (as defined above) to vote its 950,400 shares of Common Stock. A more recent Schedule 13D dated March 31, 2000 filed by ReadyCash Investment Partners, L.P. indicates that Laifer has granted an irrevocable proxy to

     ReadyCash to vote 1,052,900 shares of Common Stock, instead of 950,000. The proxy expires on the earlier of June 24, 2001 or conversion of the Series A Preferred into Common Stock.

 (7) The information excludes shares owned by Mr. Paulsell's children, all of whom are adults. The information also excludes 475,430 shares owned by Mr. Paulsell's former wife, Marcia W. Zech. Mr. Paulsell disclaims beneficial ownership of all such shares.

 (8) The information provided includes 30,641 shares owned by Mr. Chan's wife and minor children, and 15,000 shares that may be obtained upon exercise of options that are currently exercisable.

 (9) This information is based in part upon a Schedule 13G dated February 19, 2000 and filed with the SEC, reporting that Marcia W. Zech had (i) sole voting power with respect to 475,430 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 475,430 shares and shared dispositive power with respect to no shares. The information provided excludes shares owned by Mrs. Zech's children and other relatives, all of whom are adults. The information also excludes 897,962 shares beneficially owned by her former husband, Frederick O. Paulsell. Mrs. Zech disclaims beneficial ownership of all such shares.

 (10) This information is based upon a Schedule 13G dated February 11, 2000 and filed with the SEC, reporting that Dimensional Fund Advisors, Inc. had
      (i) sole voting power with respect to 435,400 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to all 435,400 shares.

 (11) This information is based upon a Schedule 13D dated February 14, 2000 and filed with the SEC, reporting that FBR Financial Fund II, L.P. (the "Fund") has sole voting power and sole dispositive power with respect to all 421,035 shares, including warrants to purchase 103,574 shares. The Fund owns 423,281 shares of the Company's Series A Preferred which are convertible into 317,461 shares of Common Stock, and warrants to purchase 103,574 shares of Common Stock.

 (12) Consists of 43,994 shares owned individually by Edward Cohen, 40,940 shares owned by a trust of which Edward Cohen and his spouse are trustees, 189,934 shares owned by a partnership of which Edward Cohen and his son, Daniel Cohen, are partners, and 27,500 shares which are represented by options which are exercisable within 60 days of March 1, 2000.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of Messrs. D. Cohen, and Mesznik and Tepper expire in 2002. The terms of office of Messrs. Denton, Godfrey, and Ms. Hurd Baptist expire in 2001. The terms of office of Messrs. E. Cohen, Paulsell and Stockton expire in 2000.

    Messrs. E. Cohen, Paulsell, and Stockton are nominated for three-year terms. In addition, the size of the Board of Directors is being increased to ten members. The Board of Directors has nominated Ms. Slavka Glaser to fill the vacancy created by this increase. If elected, Ms. Glaser would also serve for a three-year term. Descriptions of the four nominees for election follow. For a description of the continuing directors, see "Background Information About Continuing Directors."

    Edward E. Cohen, 61, was elected Chairman of the Board in June 1998. He has been the Chairman of the Board of Directors of Resource America, Inc., a specialty finance company, since 1990 and the Chief Executive Officer since 1988. Mr. Cohen has been the Chairman of the Board of Brandywine Construction & Management, Inc., property management company, since 1994. Mr. Cohen is the father of Daniel G. Cohen.

    Slavka Bachurova Glaser, 29, has been employed with Brown Brothers Harriman, a private banking and brokerage services company, since 1996, serving as a member of its Institutional Sales Group. Ms. Glaser earned her Bachelor of Arts Degree at Rice University, graduating in 1996.

    Frederick O. Paulsell, 60, has served as a director since 1984 and as Chairman of the Board from 1985 to 1998. Since January 1995, Mr. Paulsell has been a partner at Olympic Capital Partners, L.L.C., a Seattle-based investment banking firm. Mr. Paulsell serves on the Board of Directors of Costco Companies, Inc. and several privately held companies.

    Frederic P. Stockton, 48, was appointed President, Chief Executive Officer and a director in August 1997. Prior to joining TRM and since 1985, Mr. Stockton was employed by The Estey Corporation, a privately-held company with six business groups including vending, equipment distribution, food distribution, mobile catering, recreational properties and food service. From 1994 to 1997, he served as President and Chief Executive Officer.

    It is the intention of the persons named in the accompanying form of proxy to vote for the three nominees, unless other instructions are given. Proxies cannot be voted for more than three nominees. Directors are elected by the vote of a plurality of the shares cast in person or by proxy at the meeting. Accordingly, the three nominees receiving the most votes at the meeting will be elected director to serve for three-year terms. Abstentions and broker non-votes will have no effect on the results of the vote. If any nominee is unable to stand for election for any reason, proxies will be voted for the election of a substitute proposed by the Board of Directors.

               BACKGROUND INFORMATION ABOUT CONTINUING DIRECTORS

    Daniel G. Cohen, 30, was elected a director and Chairman of the Executive Committee of the Board of Directors in June 1998. He has been the President and Chief Operating Officer of Resource America, Inc., a specialty finance company, since May 1998 and a Director since July 1997. Prior thereto and since 1995, Mr. Cohen had been an Executive Vice President of Resource America. He also serves as President and Director of ReadyCash GP, Inc., the general partner of ReadyCash Investment Partners, L.P. Mr. Cohen is the son of Edward E. Cohen.

    Joel R. Mesznik, 54, was elected a director in June 1998. Mr. Mesznik was elected Vice Chairman of the Board in May of 1999. He has been President of Mesco Ltd. since its inception in 1990. Mesco Ltd. is a financial advisory firm providing advisory services related to international financial transactions in a variety of industries. Mr. Mesznik serves on the Board of Directors of Resource Asset Investment Trust, a real estate investment trust, as well as on the Board of Directors of several non-public companies.

    Kenneth L. Tepper, 38, was elected a director in June 1998. He has been President, Chief Executive Officer and a Director of USABancShares.com, Inc., a federal bank holding company, since March 1995, and since December 1995, has also been President and Chief Executive Officer of BankPhiladelphia, USABancShares.com operating subsidiary. From January 1994 to November 1995,
Mr. Tepper was Managing Director of Merchant BancShares, Inc., an investment banking firm specializing in community bank mergers and loan portfolio acquisitions. Mr. Tepper is a director of USACapital, Inc., a broker-dealer wholly owned by USABancShares.com, Inc.

    Joseph G. Denton, 63, was elected a director in June 1998. He has been a Senior Principal with Carreker, Inc. since 1999 performing management consulting. He was a Director and Senior Management Consultant with EDS, where he has consulted with banks internationally. From 1987 to 1994, Mr. Denton was a self-employed management consultant in Dallas, Texas. From 1984 to 1987, Mr. Denton was a partner with the accounting firm of Deloitte, Haskins and Sells where he was responsible for financial institutions consulting. Mr. Denton has held executive and senior officer positions in regional banks and served at the board and policy making levels. Mr. Denton is also a former member of the Board of Directors of Bankwire, a consortium of banks that ran an administrative wire service between the members.

    Kent B. Godfrey, 41, was elected a director in June 1998. He was elected President and Chief Executive Officer of Andromedia, Inc., a supplier of web activity analysis solutions, in 1996. Before joining Andromedia, from 1994 to 1995, Mr. Godfrey served as Vice President of Marketing/Strategic Planning for IA Corp., a computer systems integrator.

    Debbi Hurd Baptist, 51, was elected a director in June 1998. She is currently President and CEO of City First Bank in Washington D.C., commencing in October 1998. Prior to joining City First Bank, she was Director of Community Development Investment Group at the Federal Home Loan Mortgage Corporation, a private secondary market, financial services company, since 1992.

                              CORPORATE GOVERNANCE

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

    The Board of Directors held four formal meetings during 1999. Each of the directors attended at least 75% of all meetings of the Board of Directors and Committees on which they served. During 1999, the Board of Directors consisted of nine directors. Each class of directors consisted of three directors.

    Standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Executive Committee, Investment Committee and Nominating Committee.

    The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, matters relating to the integrity of the Company's finances and financial statements and selects and recommends to the Board of Directors the engagement of independent accountants. The Committee held three formal meetings during 1999. The members of the Committee are Messrs. Denton (Chairman) and Godfrey and Ms. Baptist.

    The Compensation Committee establishes and monitors executive officer compensation and administers the Company's 1996 Stock Option Plan and Employee Stock Purchase Plan. The Committee held two formal meetings during 1999. The members of the Committee are Messrs. Tepper (Chairman) and Mesznik and Ms. Baptist.

    The Executive Committee exercises all authority of the Board of Directors between meetings of the Board of Directors. The Committee held five formal meetings during 1999. The members of the Committee are Messrs. Daniel G. Cohen (Chairman), Edward E. Cohen, Godfrey, Mesznik and Stockton.

    The Investment Committee evaluates and makes recommendations to the Board of Directors concerning potential merger and acquisition activities, significant capital investments and financial structuring. The Committee did not meet formally during 1999. The members of the Committee are Messrs. Denton (Chairman), Daniel G. Cohen and Paulsell.

    The Nominating Committee recommends persons for nomination as directors of the Company. The Committee will consider nominees recommended by shareholders for the 2001 annual meeting if submitted in writing to the Secretary of the Company prior to December 21, 2000. The Committee did not meet formally during 1999 separate from the full Board of Directors. The members of the Committee are Messrs. Edward E. Cohen (Chairman), Mesznik and Tepper.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors, consisting of Messrs. Tepper and Mesznik and Ms. Baptist, makes determinations regarding the compensation of the Company's executive officers. No member of the Committee is an employee, or former employee, of the Company nor was any member of the Committee, or any of his or her affiliates, involved in any transaction with the Company during 1999. No executive officer of the Company is a director or executive officer of any entity of which any member of the Compensation Committee is a director or executive officer.

DIRECTOR COMPENSATION

    As Chairman of the Board of Directors with continuing responsibility in the areas of strategic planning and corporate governance, Mr. Edward E. Cohen is paid a salary of $100,000 per year. Mr. Daniel G. Cohen, as Chairman of the Executive Committee of the Board of Directors with responsibility for management oversight between meetings of the Board of Directors, is paid a salary of $150,000 per year.

    The remaining non-employee directors are paid $500 for each formal meeting of the Board of Directors or Committee which they attend. If Board and Committee meetings are held on the same day, only one attendance fee is paid. In addition, members of the Board of Directors are paid an annual retainer of $12,000.
Mr. Mesznik receives an additional retainer of $38,000 as Vice Chairman of the Board of Directors and member of the Executive Committee. Mr. Godfrey receives an additional retainer of $25,000 as a member of the Executive Committee.
Mr. Tepper receives an additional retainer of $5,000 as Chairman of the Compensation Committee. Mr. Denton receives an additional retainer of $10,000 as Chairman of the Audit and Investment Committees.

    Pursuant to the Company's 1996 Stock Option Plan, each nonemployee director is automatically granted a nonstatutory stock option for 5,000 shares of the Company's Common Stock on the date of each annual shareholders meeting held during the time he or she serves as a nonemployee director. Each nonemployee director who is serving on the Executive Committee of the Board automatically is granted an additional nonstatutory stock option for 2,500 shares on the date of each annual shareholder meeting held during the time the director serves as a member of the Executive Committee. The exercise price for all options granted to nonemployee directors under the Plan is the fair market value of the Company's Common Stock on the date of grant. Each such option has a 10-year term and becomes fully exercisable on the first anniversary of the option grant, provided the director is then serving on the Board and, if applicable, on the Executive Committee. The following additional special grants were awarded to directors during the period covered by this Proxy Statement: Daniel G. Cohen was granted 75,000 options in November of 1999 as Chairman of the Executive Committee. Also in November of 1999, Edward E. Cohen was granted 75,000 options as Chairman of the Board.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the executive compensation paid by the Company during the year ended December 31, 1999, the six-month period ended December 31, 1998, and the fiscal years ended June 30, 1998, and 1997, respectively, to the Chief Executive Officer and the four most highly compensated executive officers of the Company during 1999.

                                                                              LONG-TERM
                                                          COMPENSATION       COMPENSATION
                                                       -------------------   ------------
                                                                              SECURITIES
                                                                              UNDERLYING       OTHER
NAME AND PRINCIPAL POSITION               YEAR          SALARY     BONUS       OPTIONS      COMPENSATION
---------------------------             --------       --------   --------   ------------   ------------
Frederic P. Stockton .................    1999(5)      $322,500         --       75,000        $1,561
  President and Chief Executive           1998(6)      $105,000         --           --        $1,467
  Officer(1)                              1998(7)      $178,062   $100,000      200,000        $3,276

Danial J. Tierney ....................    1999(5)      $150,000   $ 10,000       60,000            --
  Vice President of Sales and             1998(6)      $ 72,334   $ 10,000           --            --
  Marketing                               1998(7)      $118,008   $ 34,780       10,000        $4,007
                                          1997(8)      $108,167   $ 30,000           --        $4,064

Paul M. Brown ........................    1999(5)      $150,000   $ 10,000       40,000            --
  Chief Operating Officer and Vice        1998(6)      $ 65,962         --           --            --
  President of Operations(2)              1998(7)      $ 93,182   $ 30,000      100,000            --

Kathleen O. Hoogerhuis ...............    1999(5)      $120,000         --           --            --
  Vice President--ATM Business(3)         1998(6)      $ 18,140         --       70,000            --

Shami Patel ..........................    1999(5)      $100,021         --      140,000            --
  Vice President of Finance and Chief
  Financial Officer(4)

------------------------

(1) Mr. Stockton commenced employment with the Company on August 18, 1997.

(2) Mr. Brown commenced employment with the Company on September 22, 1997.

(3) Ms. Hoogerhuis commenced employment with the Company on September 29, 1998.

(4) Mr. Patel commenced employment with the Company on January 11, 1999.

(5) Reflects compensation paid during the fiscal year ended December 31, 1999.

(6) Reflects compensation paid during the six-month period ended December 31, 1998.

(7) Reflects compensation paid during the fiscal year ended June 30, 1998.

(8) Reflects compensation paid during the fiscal year ended June 30, 1997.

STOCK OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1999

    The following table provides information regarding stock options granted to certain executive officers during the year ended December 31, 1999.

                                                                                        POTENTIAL REALIZABLE
                                 INDIVIDUAL GRANTS                                     VALUE AT ASSUMED ANNUAL
------------------------------------------------------------------------------------    RATES OF STOCK PRICE
                            NUMBER OF      PERCENT OF TOTAL                               APPRECIATION FOR
                             SHARES        OPTIONS GRANTED    EXERCISE                     OPTION TERM(1)
                           UNDERLYING      TO EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------
NAME                     OPTIONS GRANTED     FISCAL YEAR        SHARE        DATE         5%           10%
----                     ---------------   ----------------   ---------   ----------   ---------   -----------
Frederic P. Stockton...       75,000(2)          14.5%          $4.50      11/18/09    $212,252    $  537,888
Daniel J. Tierney......       20,000(3)           3.9%          $8.00        1/4/09    $100,623    $  254,999
Daniel J. Tierney......       40,000(2)           7.7%          $4.50      11/18/09    $113,201    $  286,874
Paul M. Brown..........       40,000(2)           7.7%          $4.50      11/18/09    $113,201    $  286,874
Shami Patel............      100,000(4)          19.3%          $8.00       1/11/09    $503,116    $1,274,994
Shami Patel............       40,000(2)           7.7%          $4.50      11/18/09    $113,201    $  286,874

------------------------

(1) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

(2) The option vests 25% a year over four years from the date of grant.

(3) The option vests 20% a year over five years from the date of grant.

(4) The option vests as to 40,000 shares one year from the date of grant, as to 30,000 shares two years from the date of grant, and as to 30,000 shares three years from the date of grant.

OPTION EXERCISES AND HOLDINGS

    The following table indicates (i) stock options exercised by the executive officers during the last fiscal year, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of December 31, 1999 and (iii) the fiscal year-end value of "in-the-money" unexercised options.

                                                                                         VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                              SHARES                    OPTIONS AT FISCAL YEAR END        FISCAL YEAR END(2)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                         EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------   -------------   -----------   -------------
Frederic P. Stockton......          --            --      200,000         75,000        $     --       $121,875
Paul M. Brown.............          --            --      100,000         40,000        $     --       $ 65,000
Danial J. Tierney.........          --            --       56,000         81,000        $104,000       $ 95,000
Kathleen O. Hoogerhuis....          --            --       14,000         56,000        $     --       $     --
Shami Patel...............          --            --           --        140,000        $     --       $ 65,000

------------------------

(1) Aggregate market value of the shares covered by the option, less the aggregate price paid by the executive.

(2) Based on the fair market value of the Company's stock as of December 31, 1999. Values are stated on a pretax basis.

EMPLOYMENT AGREEMENTS

    Ms. Kathleen O. Hoogerhuis entered into a new employment letter agreement with the Company in October 1999. Under the terms of the employment agreement, Ms. Hoogerhuis is to be paid an initial annual salary of $140,000, to be reviewed annually, and is eligible for incentive compensation based on performance criteria to be determined between Ms. Hoogerhuis and the Company. Upon commencement of employment with the Company, and under an earlier employment contract, Ms. Hoogerhuis received options to purchase 70,000 shares of the Company's stock that vest ratably at 20 percent per year and expire ten years from the date of grant. In the event Ms. Hoogerhuis is terminated by the Company other than "for cause," Ms. Hoogerhuis will receive a severance payment equal to six months' salary, plus one month's salary for each year of employment up to a maximum of 12 months' pay.

    Mr. Shami Patel entered into an employment letter agreement with the Company in April of 1999 to serve as the Chief Financial Officer. Under the terms of the employment agreement, Mr. Patel is to be paid an initial annual salary of $150,000, to be reviewed annually, and was eligible for incentive compensation of up to $50,000 in fiscal year 1999 and will be eligible for similar or enhanced levels of incentive compensation in subsequent years, based on performance criteria to be determined between Mr. Patel and the Company. Upon commencement of employment with the Company, Mr. Patel also received options to purchase 100,000 shares of the Company' stock that vest ratably at 20% per year and expire ten years from the date of grant. In the event Mr. Patel is terminated by the Company other than "for cause," Mr. Patel will receive a severance payment equal to six months' salary, plus one months' salary for each year of employment, up to a total of 12 months.

    Mr. Paul M. Brown entered into an employment letter agreement with the Company in September of 1997. Under the terms of the employment agreement, Mr. Brown is to be paid an initial annual salary of $120,000, to be reviewed annually, and was eligible for incentive compensation of up to $30,000 in fiscal year 1998 and will be eligible for similar or enhanced levels of incentive compensation in subsequent years, based on performance criteria to be determined between Mr. Brown and the Company. Upon commencement of employment with the Company, Mr. Brown also received options to purchase 100,000 shares of the Company's stock that vest ratably at 20% per year and expire ten years from the date of grant. In the event Mr. Brown is terminated by the Company other than "for cause," Mr. Brown will receive a severance payment equal to six months' salary, plus one months' salary for each year of employment, up to a total of 12 months, and all outstanding stock options held by Mr. Brown will immediately vest. In the event the Company experiences a "change in control" as defined in the agreement, all of Mr. Brown's options will become fully vested. All of Mr. Brown's options became fully vested on the closing of the investment in the Company by ReadyCash.

    The Company and Mr. Frederic P. Stockton entered into an employment letter agreement in August of 1997. Pursuant to the agreement, Mr. Stockton is to be paid an annual salary of $210,000 that will be reviewed annually by the Company's Board of Directors. The Company also agreed to pay Mr. Stockton a $60,000 bonus if the Company achieves earnings targets set by the Board of Directors, and an additional $60,000 bonus if Mr. Stockton meets certain performance criteria established by the Board of Directors. Mr. Stockton is also provided with the use of a Company car. Mr. Stockton received options to purchase 200,000 shares of the Company's stock that vest at a rate of 25% per year and expire 10 years after the date of the employment agreement. In the event of a "change of control" of the Company, the agreement provides that Mr. Stockton's options vest immediately. All of Mr. Stockton's options became fully vested on the closing of the investment in the Company by ReadyCash. If Mr. Stockton is terminated by the Company, the terms of the employment agreement provide for a severance payment to Mr. Stockton equal to twelve months' salary.

    Mr. Danial J. Tierney entered into an employment agreement with the Company in June 1998. Under the terms of the employment agreement, Mr. Tierney is to be paid an initial annual salary of $118,000, subject to annual review, and was eligible for incentive compensation of up to $36,000 in fiscal year 1999 and will be eligible for similar enhanced levels of incentive compensation in subsequent years based on performance criteria to be determined between Mr. Tierney and the Company. In the event Mr. Tierney is terminated by the Company other than "for cause," Mr. Tierney will receive a severance payment equal to six months' salary, plus one month's salary for each year of employment up to a maximum of 12 months' pay. In the event of a "change of control" of the Company, Mr. Tierney's employment agreement provides that all his outstanding options to purchase shares of the Company's Common Stock will vest immediately.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

    All of the actions regarding compensation of executive officers of the Company during the year ended December 31, 1999 were taken by the Compensation Committee of the Board of Directors (the "Committee"), which was composed of three outside directors. The current Compensation Committee was put into place in May of 1999. Pursuant to authority delegated by the Board, the Committee makes determinations concerning compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company and is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. During the year ended December 31, 1999, the Committee also administered the Company's 1996 Stock Option Plan and the Company's Restated 1986 Stock Incentive Plan.

    Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. It is anticipated that the levels of salary and bonus to be paid by the Company will not exceed that limit.

EXECUTIVE OFFICER COMPENSATION

    The Company's executive officer compensation is based on several general principles, which are summarized below:

    - Encourage long-term success and align shareholder interests with management interests by giving TRM's executives the opportunity to acquire stock in TRM

    - Reward initiative of TRM's executive officers

    - Link corporate and individual performance to compensation

    - Provide competitive total compensation which enables TRM to attract and retain key executives

    The Company's executive compensation program consists of base salary, annual cash incentive compensation in the form of discretionary bonuses and discretionary long-term incentive compensation in the form of stock options. This program is designed to reflect pay for performance that is tied to the Company's, as well as individual, performance.

    BASE SALARY. During the year ended December 31, 1999, the salaries established for executive officers other than the Chief Executive Officer were determined by the Committee after considering the Company's size and complexities relative to other public companies. In determining salaries, the Committee took into account job responsibilities, individual experience and individual performance. Each executive officer's salary is reviewed annually, and increases to base salary are made to reflect competitive market increases and the individual factors described above.

    CASH BONUSES. In 1999 executive officers of TRM were eligible for payment of an annual cash bonus based on a company-wide and achievement of individual performance criteria as determined between the officer and the Company.

    LONG-TERM INCENTIVES-OPTIONS. The Company's primary long-term incentive compensation is through stock options. The Company has a stock option plan in which key employees of the Company, including executive officers, are eligible to participate. The Board of Directors and the Committee believes that the availability of stock incentives is an important factor in the Company's ability to attract and retain key employees, to provide an incentive for them to exert their best efforts on behalf of the Company and to further align their interests with shareholders. Initial options granted to executive officers depend on the level of responsibility and position, and subsequent grants are made based on the Committee's subjective assessment of performance, among other factors. Options granted to executive officers generally become exercisable in equal increments over a four- or five-year period. The compensation committee believes that stock options with these features provide an incentive for executives to remain in the employ of the Company and reward executive officers and other key employees for performance that results in increases in the market price of TRM's common stock--which directly benefits all shareholders. Stock option grants to certain executive officers during the year ended December 31, 1999 are reflected in the Summary Compensation Table and the stock option tables.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The 2000 salary established for the President and Chief Executive Officer was determined by the Committee after considering salaries offered by the Company's competitors, the Company's size and complexities relative to other public companies, and the Company's desire to retain a skilled senior executive. In determining salary, the Committee takes into account the Chief Executive Officer's employment agreement signed at hire plus individual performance during the year. Although the Compensation Committee did not address the compensation of the CEO during the year ended December 31, 1999, the committee met in January 2000 to review the CEO's salary and increased it to $325,000 from $300,000, effective January 1, 2000 to reflect competitive market increases.

                                          Compensation Committee Report
                                          Submitted By:

                                          Kenneth L. Tepper

                                          Joel R. Mesznik

                                          Debbi Hurd Baptist

STOCK PERFORMANCE GRAPH

    The following graph provides a comparison of the cumulative total shareholder return for the period December 31, 1994 through December 31, 1999 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market (US) and
(iii) the Nasdaq Retail Trade Index, in each case assuming the investment of $100 on December 31, 1994 and the reinvestment of any dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            TRM    NASDAQ (US)  NASDAQ RETAIL
12/31/94  100.000      100.000        100.000
12/31/95  200.000      141.426        110.164
12/31/96  185.714      173.949        131.331
12/31/97  169.048      213.430        154.281
12/31/98  144.057      299.914        186.678
12/31/99  116.667      543.001        181.486

                      APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2000. This firm has served as the Company's auditors since 1999. The decision of the Board of Directors is based on the recommendation of the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Reports of all transactions in the Company's Common Stock by insiders are required to be filed with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based solely on its review of copies of these reports and presentations of such reporting persons, the Company believes that during 1999 such SEC filing requirements were satisfied except for one stock transaction relating to stock owned by Joel Mesznik, a director, which was reported late on one Form 4, one stock transaction relating to stock owned by Kent Godfrey, a director, that was reported late on one Form 4, one stock transaction relating to stock owned by Gary Cosmer, an executive officer, that was reported late on one Form 3 and one Form 4, and stock transactions relating to stock owned by Daniel Cohen, a director, which were reported late on three Forms 4.

                             SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY STATEMENT

    A shareholder proposal to be considered for inclusion in proxy materials for the Company's 2001 annual meeting must be received by the Company not later than December 21, 2000.

SHAREHOLDER PROPOSALS NOT IN THE COMPANY'S PROXY STATEMENT

    Shareholders wishing to present proposals for action at an annual meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to that year's annual meeting; provided, however, that in the event less than 30 days' notice of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting was mailed. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (i) a brief description of the matter proposed to be brought before the meeting, (ii) the name and address, as they appear in the Company's books, of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such matter. The presiding officer at the annual meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such matter shall not be considered or acted upon. For purposes of the Company's 2001 annual meeting, such notice, to be timely, must be received by the Company between April 22, 2001 and May 22, 2001. In addition, (assuming the Company gives shareholders 30 days notice of the annual meeting and the date of the 2001 Annual Meeting is on a corresponding date to the 2000 Annual Meeting), if notice of any shareholder proposal to be raised at next year's annual meeting of shareholders is received by the Company at its principal executive offices before April 22, 2001 or after May 22, 2001 proxy voting on that proposal when and if raised at the 2001 annual meeting will be subject to the discretionary voting authority of the designated proxy holders.

    Shareholders wishing to nominate directly candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as described above. The notice shall set forth (i) the information described by Items 401(a), (e) and (f) and Item 403(b) of Regulation S-K under the Securities Act of 1933, as amended, (ii) the class and number of shares of the Company which are beneficially owned by the nominating shareholder, and (iii) any material interest of the shareholder or of the nominee in the Company. The presiding officer at the annual meeting shall determine whether any nomination was properly brought before the annual meeting in accordance with the Company's Bylaws. If such officer determines that any person has not been properly nominated, such officer shall so declare at the meeting and any such nominee shall not be considered in the election.

                                 OTHER MATTERS

    The notice of annual meeting of shareholders provides for transaction of such other business as may properly come before the meeting. As of the date of this proxy statement, the Board of Directors has been advised of no matters to be presented for discussion at the meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the shareholders.

Portland, Oregon
May 1, 2000

/X/ PLEASE MARK VOTES                                      REVOCABLE PROXY
    AS IN THIS EXAMPLE                                 [TRM LOGO] CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE
        BOARD OF DIRECTORS FOR
THE 2000 ANNUAL MEETING OF SHAREHOLDERS --
             JUNE 21, 2000

The undersigned hereby appoints Frederic P. Stockton and Shami Patel, and each of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares which the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Shareholders of TRM CORPORATION to be held on June 21, 2000, and any adjournments thereof, with respect to the following:








                                              -------------------------
        Please be sure to sign and date                  Date
         this Proxy in the box below.
-----------------------------------------------------------------------

-----------------------------------------------------------------------
         Shareholder sign above          Co-holder (if any) sign above






1. ELECTION OF DIRECTORS:

                                                      WITH-   FOR ALL
                                              FOR     HOLD    EXCEPT
                                              / /     / /      / /
   EDWARD E. COHEN
   FREDERICK O. PAULSELL
   FREDERIC P. STOCKTON
   SLAVKA BACHUROVA GLASER

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

_______________________________________________________________________________

                                              FOR   AGAINST  ABSTAIN
                                              / /     / /      / /
2. Transaction of any business that
   properly comes before the
   meeting or any adjournment thereof.
   A majority of the proxies or
   substitutes at the meeting may
   exercise all the powers granted
   hereby.

Either or both of the proxies (or substitutes) present at the meeting may exercise all powers granted hereby.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE AMENDMENT TO THE PLAN. IN ADDITION, THE PROXIES MAY VOTE AT THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

  Please date and sign exactly as your name or names appear hereon. If more than one name appears, all should sign. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full title and authority.

_______________________________________________________________________________
  - DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. -

     [TRM LOGO]   5208 N.E. 122nd Avenue
    CORPORATION   Portland, Oregon 97230-1074

_______________________________________________________________________________
                          PLEASE ACT PROMPTLY
                SIGN, DATE & MAIL YOUR PROXY CARD TODAY
_______________________________________________________________________________